EXHIBIT 10.6

  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 31, 2001, between Ticketmaster (the "Company"), and Terry Barnes ("Executive").

    WHEREAS the Company and USA Networks, Inc., a Delaware corporation, have entered into a Contribution Agreement dated as of November 20, 2000 (the "Contribution Agreement"), pursuant to which, inter alia, Ticketmaster Corporation, an Illinois corporation and affiliate of the Company, will become a wholly owned subsidiary of the Company;

    WHEREAS Ticketmaster Corporation and Executive are parties to an amended and restated employment agreement, dated January 31, 2000 (the "Prior Agreement"),

    WHEREAS the parties now wish to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

    1.  Definitions.  The following terms shall have the indicated meanings when used in this Agreement, unless the context requires otherwise:

      (a) "Base Salary" shall mean the annual rate of $600,000.

      (b) "Benefit Plan" shall mean each vacation pay, sick pay, retirement, welfare, medical, dental, disability, life insurance, deferred compensation, incentive compensation, stock option or other employee benefit plan, program or arrangement, if any,

      (c) "Board of Directors" shall mean the Board of Directors of the Company.

      (d) "Cause" shall have the meaning ascribed to that term in Section 7.

      (e) "Consulting Period" shall have the meaning ascribed to that term in Section 9(a).

      (f)  "Customer" shall have the meaning ascribed to that term in Section 9(d).

      (g) "Disability" shall have the meaning ascribed to the term in Section 6(a).

      (h) "Disability Period" shall have the meaning ascribed to that term in Section 6(a).

      (i)  "Effective Date" means the Closing Date as defined in the Contribution Agreement.

      (j)  "Proprietary Information" shall have the meaning ascribed to that term in Section 10.

      (k) "Ticketmaster Businesses" shall have the meaning ascribed to that term in Section 9(b).

    2.  Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth herein.

    3.  Term of Employment.  The term of employment (the "Term") covered hereunder shall commence on the Effective Date and end on January 31, 2004, unless earlier terminated as herein provided.

    4.  Position and Duties.  Executive shall serve as Co-Chairman of the Company. Subject to the authority of the Board of Directors, Executive shall have all of the powers and duties incident to the office of Co-Chairman and such other powers and duties as may from time to time be prescribed by the Board of Directors. Executive agrees to serve without further compensation, if elected or appointed thereto, as an officer or a director of any of the Company's domestic or foreign subsidiaries or affiliates (as such term is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended). During Executive's employment by the Company, he will be entitled to indemnification as an officer of the Company (and, if so elected, an an officer or director of any of the Company's domestic and foreign subsidiaries or affiliates) in the manner provided by the Illinois Business

Corporation Act of 1983, as amended, and the Company's Articles of Incorporation and By-Laws, as amended.

    5.  Exclusive Duties.  During Executive's employment by the Company, Executive shall devote his entire working time, attention and energies to the business of the Company and its subsidiaries and affiliates and will not take any actions of the kind described in Section 9(b), 9(c) and 9(d).

    6.  Compensation and Other Benefits.

      (a)  Base Salary.  Except as otherwise provided in Section 7(c), during the Term, the Company shall pay to Executive the Base Salary. Except as otherwise provided in Section 7(c), the Base Salary shall be paid to Executive in accordance with the Company's regular payroll practices with respect to senior management compensation, subject to Section 7(b).

      (b)  Annual Bonuses.  During the Term, Executive shall be eligible to receive annual bonus compensation at the sole discretion of the Board of Directors.

      (c)  Expenses.  Executive shall be entitled to receive prompt reimbursement from the Company for all documented business expenses incurred by him in the performance of his duties hereunder, provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably requested by the Company.

      (d)  Stock Options.  In consideration of Executive's entering into this Agreement and as an inducement to continue employment with the Company, in addition to any stock options granted to Executive prior to the date hereof, Executive shall be granted under the Company's 1999 Stock Plan (the "Plan") a non- qualified stock option (the "Option") to purchase 250,000 shares of Ticketmaster Online-Citysearch, Inc. Class B common stock (the "Common Stock"), as authorized by, and pursuant to the terms determined by, the Compensation Committee of the Board of Directors in accordance with the terms and conditions of the Plan.

      (e)  Restricted Stock.  As of December 20, 1999, Executive was granted 25,000 shares of Restricted Stock of USA Networks, Inc. (the "Restricted Stock"). The Restricted Stock shall vest and no longer be subject to any restrictions in three equal installments on each of the following dates: (i) January 31, 2002, (ii) October 31, 2002 and (iii) June 30, 2003 (the "Restriction Period"). In the event that the employment of Executive with the Company is terminated during the Restriction Period due to death, Disability, or by the Company without Cause, all unvested shares of Restricted Stock shall immediately vest and no longer be subject to restriction. Except as provided in the preceding sentence, in the event that the employment of the Executive with the Company shall terminate during the Restriction Period, all shares shall be forfeited by the Executive effective immediately upon such termination.

      (f)  Fringe Benefits.  During the Term, Executive shall be entitled to participate in and receive benefits under all of the Company's Benefit Plans generally available to senior management of the Company. To the extent not covered by the Company's Benefit Plans, Executive shall be entitled to reimbursement from the Company for all reasonable medical and health expenses incurred by Executive for his benefit or for the benefit of his dependents.

      (g)  Insurance.  The Company agrees to maintain in effect during the term hereof insurance on Executive's life payable to his estate or his named beneficiary or beneficiaries in the amount of $1,500,000; provided, however, that Executive shall reimburse the Company for any and all premiums paid by the Company with respect to such insurance in excess of the preferred or select premium rate for non-smokers. In addition, so long as Executive is insurable at standard insurable rate (which rates shall in no event increase during any year by a percentage greater than the percentage increase in the consumer price index for all urban workers (1967=100) over the indexed figure for the immediately preceding year, in cash case measured as of the month of February), the Company agrees to also maintain in effect during the term hereof a disability insurance policy with coverage substantially equivalent to the coverage under the disability insurance policy now in effect with respect to Executive.

      (h)  Vacations.  During the term hereof, Executive shall be entitled to sick leave and paid holidays consistent with the Company's sick leave and holiday policy for senior management and up to three weeks paid vacation per year (or such other vacation time as is consistent with the Company's policy for senior management).

    7.  Termination.  (a)  The Company or Executive may terminate the employment of Executive hereunder in the event that Executive shall become disabled as a result of bodily injury or physical or mental illness (whether or not occupational) to such extent that in the sole opinion of the Board of Directors, based upon competent medical advice, he can no longer perform the duties of Co-Chairman of the Company and such condition continues for a period of no less than 120 days during any consecutive twelve-month period (a "Disability").

      (b) The Company may also terminate the employment of Executive hereunder upon Executive's death or for Cause. For purposes hereof, "Cause" shall mean (i) fraud, theft, misappropriation of funds or conviction of a felony, (ii) Executive's engagement in illegal conduct tending to place Executive or the Company or its subsidiaries or affiliates in disrepute, (iii) dereliction or gross misconduct in Executive's performance of his duties as an employee of the Company or the failure of Executive to perform his duties in a manner consistent with the instructions of the Board of Directors or (iv) violation by Executive of any of his material covenants contained in this Agreement, including, without limitation, Section 8, 9 and 10. Notwithstanding the foregoing, before the Company may terminate the employment of Executive for Cause, the Company shall deliver to Executive not less than ten business days prior written notice of the Company's intention to terminate Executive's employment together with a statement of the basis for such termination, and Executive shall be afforded (i) an opportunity to respond to the Company during such ten-business day period and (ii) in the event that the basis for such termination is clause (iii) or (iv) above, an opportunity to remedy the situation resulting in the Company's determination to terminate for Cause so long as such situation is non-repetitive in nature.

      (c) Commencing after January 1, 2002, Executive may terminate this Agreement for any reason or no reason upon six months' prior written notice to the Company. If Executive gives such notice of termination to the Company, the payment of Executive's Base Salary for the immediately succeeding six-month period shall be restructured so that (i) during such immediately succeeding six-month period, the aggregate amount payable shall be $150,000, and (ii) the remaining $150,000 of Executive's Base Salary for such period shall be payable to Executive in equal monthly installments over the twenty-four-month period immediately following termination of this Agreement, so long as Executive shall have continued to perform his covenants, duties and obligations under Sections 9(b), 9(c), and 9(d). Such monthly payments shall be in addition to and not in lieu of the payment due to Executive during the Consulting Period pursuant to Section 9(a).

      (d) Except as otherwise provided in Section 7(b), upon the termination of Executive's employment for any reason, Executive shall be entitled to receive Base Salary through the date of such termination plus all accrued but unreimbursed expenses. In addition, upon the termination of Executive's employment for any reason (other than for or by virtue of Cause, death, Disability or Executive's voluntary termination of employment, including, without limitation, pursuant to Section 7(c)), the Company shall continue to be responsible for the payment of all Base Salary for the remainder of the term hereof; provided, however, that Executive shall have a duty to mitigate commencing of the first anniversary of the date of termination; and, further provided that

  Executive shall perform his covenants, duties and obligations under Sections 9(b), 9(c) and 9(d) during the remainder of the term hereof.

    8.  Developmental Rights.  Executive agrees that any developments by way of invention, design, copyright, trademark or other matters which may be developed or perfected by him during the Term, and which relate to the business of the Company or its subsidiaries or affiliates, shall be the property of the Company without any interest therein by Executive, and Executive will, at the request and expense of the Company, apply for and prosecute letters patent thereon in the United States or in foreign countries if the Company so requests, and will assign and transfer the same to the Company together with any letters patent, copyrights, trademarks and applications therefor; provided, however, that the foregoing shall not apply to an invention that Executive develops entirely on his own time without using the Company's, or any of its subsidiaries or affiliates', equipment, supplies, facilities or trade secret information except for those inventions that either:

      (a) relate at the time of conception or reduction to practice of the invention to the Company's business or the business of any of its subsidiaries or affiliates, or actual or demonstrably anticipated research or development of the Company or its subsidiaries or affiliates; or

      (b) result from any work performed by Executive for the Company or any of its subsidiaries or affiliates.

    9.  Consulting.

      (a)  Consulting Services.  During the two-year period commencing immediately upon the the termination of Executive's employment for any reason (other than Executive's death) (the "Consulting Period"), Executive shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, Executive will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Executive shall devote such time and energies to the affairs of the Company and its subsidiaries and affiliates as may be reasonably required to carry out his duties hereunder without jeopardizing Executive's then full-time, non-Ticketmaster Business employment opportunities; provided, however, that Executive shall not be obligated to devote more than 50 hours per year to the performance of such duties. In consideration of Executive's consulting services, and in consideration of Executive's covenants contained in this Section 9, the Company shall pay to Executive $30,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of his consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company.

      (b)  Covenant Not to Compete.  During the Consulting Period, Executive shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the Ticketmaster Businesses (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged, including, without limitation, the United States, Canada, Mexico, England, Ireland, Scotland, Europe and Australia. Nothing herein shall limit Executive's ability to own interests in or manage entities which sell tickets as an incidental part of their primary businesses (e.g. cable networks, on-line computer services, sport teams, arenas, hotels, cruise lines, theatrical and movie productions and the like) and which do not hold themselves out generally as competitors of the Company or any of its subsidiaries or affiliates. The "Ticketmaster Businesses" shall mean the computerized sale of tickets for sporting, theatrical, cinematic, live theatrical, musical or any other events on behalf of various venues and promoters through distribution channels currently being utilized by the Company or any of its subsidiaries or affiliates.

      (c)  Solicitation of Employees.  During the Consulting Period, Executive shall not (i) directly or indirectly induce or attempt to induce (regardless of who initiates the contact) any person then employed (whether part-time or full-time) by the Company or any of its subsidiaries or affiliates, whether as an officer, employee, consultant, adviser or independent contractor, to leave the employ of the Company or to cease providing or otherwise alter the services then provided to the Company or to any of its subsidiaries or affiliates or (ii) in any other manner engage or employ or seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor in connection with the operation of any business which is the same as or similar to any of the Ticketmaster Businesses.

      (d)  Non-Solicitation of Customers.  During the Consulting Period, Executive shall not solicit any Customers of the Company or any of its subsidiaries or affiliates or encourage (regardless of who initiates the contact) any such Customers to use the facilities or services of any competitor of the Company or any of its subsidiaries or affiliates. "Customer" shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its behalf as agent, tickets to the public.

    10.  Confidentiality.  Executive shall not at any time during the term or for a period of sixty months after termination of employment disclose disclose (except as may be required by law) or use, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, any Proprietary Information. "Proprietary Information" means all information known or intended to be known only to employees of the Company or any of its subsidiaries or affiliates in a confidential relationship with the Company or any of its subsidiaries or affiliates relating to technical matters pertaining to the business of the Company or any of its subsidiaries or affiliates, their clients and their customers, that was learned by Executive in the course of employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formula, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Proprietary Information, but shall not include any information within the public domain. Executive agrees not to remove any documents, records or other information from the premises of the Company or any of its subsidiaries or affiliates containing any such Proprietary Information, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, and acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates. Upon termination of Executive's employment, Executive shall immediately return all Proprietary Information of the Company and all copies thereof to the Company.

    11.  General Provisions.

      (a)  Expenses.  All costs and expenses incurred by either of the parties in connection with this Agreement and any transactions contemplated hereby shall be paid by that party.

      (b)  Notices.  All notices, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b)):

      If to the Company:

      Ticketmaster
      3701 Wilshire Blvd., 9th Floor
      Los Angeles, CA 90010
      Attention: General Counsel
      Telecopy No.: 213-382-2416

    (ii) If to Executive:

      Terry Barnes
      717 N. Camden Dr.
      Beverly Hills, CA 90210
      Telecopy No.: (310) 276-1115

      (c)  Headings.  The descriptive headings contained in the Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (d)  Successors; Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, executors, administrators, successors and personal or legal representatives. If Executive is domiciled in a community property state or a state that has adopted the Uniform Marital Property Act or equivalent or if Executive is domiciled in a state that grants to his spouse any other marital rights in Executive's assets (including, without limitation, dower rights or a right to elect against Executive's will or to claim a forced share of Executive's estate), this Agreement shall also inure to the benefit of, and shall also be binding upon, his spouse. If Executive should die, all amounts owed to him hereunder shall be paid in accordance with the terms of this Agreement to Executive's designee or, if there no such designee, to Executive's heirs, devisees, legatees or executors or administrators of Executive's estate, as appropriate.

      (e)  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      (f)  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the Company and Executive with respect to the subject matter hereof and thereof, including, without limitation, the Prior Agreement; provided, however, that in the event that the Contribution Transaction is terminated, this Agreement shall be void ab initio and of no application or effect.

      (g)  Assignment.  This Agreement and the rights and duties hereunder are not assignable by Executive. This Agreement and the rights and duties hereunder may not be assigned by the Company without the express written consent of Executive (which consent may be granted or withheld in the sole discretion of Executive), except that such consent shall not be required in order for the Company to assign this Agreement or the rights or duties hereunder to an affiliate of the Company or to a third party in connection with the merger or consolidation of the Company with, or the sale of all or substantially all of the assets or business of the Company to, that third party.

      (h)  Amendment; Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Company and Executive. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term on condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

      (i)  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, applicable to contracts executed in and to be performed entirely within that state.

      (j)  Jurisdiction and Venue.  The parties hereto agree that all actions or proceedings initiated by either party hereto and arising directly or indirectly out of this Agreement which are brought pursuant to judicial proceedings shall be litigated in a Federal or state court located in the State of California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address to which notices are to be sent pursuant to Section 11(b) of this Agreement. The parties hereto waive any claim that a Federal or state court located in the State of California is an inconvenient forum or an improper forum based on lack of venue.

      (k)  Equitable Relief.  Executive acknowledges that the covenants contained in Sections 9 and 10 are reasonable and necessary to protect the legitimate interests of the Company, that in the absence of such covenants the Company would not have entered into this Agreement, that any breach or threatened breach of such covenants will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that the Company, in addition to any other rights or remedies which it may have, shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from any breach or threatened breach of such covenants.

      (l)  Attorneys' Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      (m)  Counterparts.  This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.

TICKETMASTER
By:	/s/ [ILLEGIBLE] Title: Executive Vice President & General Counsel
/s/ TERRY BARNES TERRY BARNES